UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SMART MODULAR TECHNOLOGIES (WWH), INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California  94538

December 19, 2008

To our Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2009 Annual General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc.  Our annual meeting will be held on Wednesday, January 28, 2009 at 10:00 a.m. (PST), at the Courtyard by Marriott, located at 34905 Newark Blvd., Newark, California 94560.

We describe in detail the actions we expect to take at our annual meeting in the attached Notice of 2009 Annual General Meeting of Shareholders and proxy statement.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for fiscal 2008.  We encourage you to read the Form 10-K.  It includes information on our operations, products and services, as well as our audited financial statements.  The proxy statement and annual report to shareholders also are available at www.edocumentview.com/smod.

Please use this opportunity to take part in our affairs by voting on the business to come before this meeting.  Whether or not you plan to attend this meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.  See “How Do I Vote?” in the proxy statement for more details.  Returning the proxy does NOT deprive you of your right to attend this meeting and to vote your shares in person for the matters acted upon at this meeting.

We look forward to seeing you at our annual meeting.

Sincerely,

/s/ Iain MacKenzie

Iain MacKenzie
President and Chief Executive Officer

SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California  94538

NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SMART MODULAR TECHNOLOGIES (WWH), INC.

Date:	January 28, 2009

Time:	Doors open at 9:30 a.m. (PST) Meeting begins at 10:00 a.m. (PST)

Place:	Courtyard by Marriott 34905 Newark Blvd. Newark, California 94560

Purposes:	• Elect our directors
• Ratify the appointment of KPMG LLP as our independent registered public accounting firm
• Approve the option exchange program for employees, except for officers and directors
• Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:
December 3, 2008 is the record date for voting.  Only shareholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.  Any shareholder entitled to attend and vote at the annual meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.  A proxy does not need to be a shareholder of SMART Modular Technologies (WWH), Inc.

A proxy statement and proxy card solicited by the Board of Directors are enclosed herewith.  Whether or not you expect to attend the meeting, please complete, sign, date, and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided.  You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

                                         /s/ Ann T. Nguyen

Ann T. Nguyen
General Counsel and Corporate Secretary

Fremont, California
December 19, 2008

SMART MODULAR TECHNOLOGIES (WWH), INC.

2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California 94538

PROXY STATEMENT
dated December 19, 2008
FOR 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held January 28, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important.  For this reason our Board of Directors is requesting that you permit your ordinary shares to be represented at our 2009 Annual General Meeting of Shareholders by the proxies named on the enclosed proxy card.  This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting.

General Information

The Board of Directors of SMART Modular Technologies (WWH), Inc., referred to in this proxy statement as “SMART Modular”, “the Company” or “we”, is soliciting the enclosed proxy for use at our annual meeting of shareholders to be held January 28, 2009 at 10:00 a.m. (PST) or at any adjournment thereof for the purposes set forth in this proxy statement.  Our annual meeting will be held at the Courtyard by Marriott, located at 34905 Newark Blvd., Newark, California 94560.

This proxy statement and the enclosed proxy card will be mailed on or before December 19, 2008 to all shareholders entitled to vote at the meeting.

Who May Vote at Our Annual Meeting

All holders of our ordinary shares, as reflected in our records at the close of business on December 3, 2008, the record date for voting, may vote at the meeting.

        Each ordinary share that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 61,636,359 ordinary shares.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Many shareholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares.  If you are a shareholder of record, we are sending these proxy materials directly to you.  As our shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting.  We have enclosed a proxy card for your vote.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote if you follow the instructions you receive from your broker, bank, or nominee.  You are also invited to attend the annual meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring to the meeting a proxy properly executed by your broker, bank or in your favor.

How to Vote

You may vote in person at the meeting or by proxy.  All valid proxies properly executed and received by us prior to or at the meeting will be voted in accordance with the instructions they contain.  We recommend that you vote by proxy even if you plan to attend the meeting.  You may change your vote at the meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting and at any adjournment of that meeting.  If you give us your proxy, you authorize us to vote your shares at the meeting in the manner you direct.  You may vote for all, some or none of our director candidates.  You may also vote for or against the other proposals, or you may abstain from voting.  Under Cayman Islands law, holders of our ordinary shares do not have appraisal rights with respect to matters to be voted on at the annual general meeting.

If you give us your proxy, but do not specify how your shares shall be voted on a particular matter, your shares will be voted:

•  FOR the election of each of the named nominees for director;

•  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm;

•  FOR the approval of the option exchange program for employees, except for officers and directors; and

        •  with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies' discretion.

If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card with this proxy statement.  You should vote your shares by following the instructions provided on the voting instruction card.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before the annual meeting.

If you are a shareholder of record, you may revoke your proxy before it is voted by:

        •  submitting a new proxy with a date later than the date of your previously submitted proxy;
        •  notifying our Corporate Secretary in writing before the meeting that you wish to revoke your previously submitted proxy; or
        •  voting in person at the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee and you wish to revoke your previously submitted proxy, you should follow the instructions provided to you by your broker, bank or nominee.  You may also revoke your proxy by voting in person at the meeting, provided you comply with the requirements indicated below.

Attending in Person

Any shareholder of record may vote in person.  All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring to the meeting a proxy properly executed by your broker, bank or in your favor.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, shareholders entitled to cast not less than 1/3 of the total votes entitled to be cast at a meeting of shareholders must be represented at the meeting, either in person or by proxy.  Only votes cast “for” a matter constitute affirmative votes.  A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.  Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal.  Broker non-votes are also counted for the purpose of determining the presence of a quorum.  Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.  We believe that the election of directors and ratification of the appointment of our independent registered public accounting firm are considered routine proposals for which brokerage firms may vote shares held on behalf of beneficial owners who have not voted with respect to the particular proposal.

The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the annual general meeting is necessary to approve the election of the director nominees.  In the election of directors, votes may be cast in favor of or withheld from any or all nominees.  The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year.  Approval of any other matter properly submitted to the shareholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on that matter.

TPG Capital, L.P. or TPG, Francisco Partners, and Shah Capital Partners, holders of approximately 36.4% of our ordinary shares as of November 30, 2008, have informed us that they intend to vote all of their shares in favor of the nominated slate of directors, for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and for the approval of the option exchange program for employees, except for officers and directors.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation.  Some of our employees may also solicit proxies, without any additional compensation.  We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our ordinary shares and obtaining their voting instructions.

Deadline for Receipt of Shareholder Proposals for the 2010 Annual Meeting

If you wish to submit a proposal for inclusion in the proxy statement for our 2010 annual meeting of shareholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we must receive your proposal at the address below no later than August 12, 2009.

Contacting Us

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

•    By telephone:         (510) 623-1231                              •     By writing:              Ann T. Nguyen
                                                                                                                                        General Counsel and Corporate Secretary
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont, CA  94538

FISCAL YEAR-END

The Company’s fiscal year ends on the last Friday in August.  Fiscal 2008 ended on August 29, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares by (1) each person known by us to be the beneficial owner of 5% or more of the outstanding ordinary shares, (2) each of our named executive officers named under the Summary Compensation Table, (3) each of our directors, and (4) all of our executive officers and directors as a group.

Percentage of ownership is based on 61,620,775 ordinary shares outstanding as of November 30, 2008.  Beneficial ownership, which excludes unvested performance-based restricted stock units, is calculated based on Securities and Exchange Commission (SEC) requirements.  These requirements treat as outstanding all ordinary shares that a person would receive upon exercise of options or warrants held by that person that are immediately exercisable or exercisable within 60 days of November 30, 2008.  Shares issuable pursuant to options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

Other than as specifically noted below, the address of each of the named entities or individuals is c/o:  SMART Modular Technologies (WWH), Inc., 4211 Starboard Drive, Fremont, California 94538.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Greater than 5% Shareholders and Section 13(g) Filers (1):
TPG Advisors III, Inc. (2)(5) 301 Commerce St., Ste. 3300 Fort Worth, TX 76102	2,580,950	4.2%
TPG Advisors IV, Inc. (3)(5) 301 Commerce St., Ste. 3300 Fort Worth, TX 76102	3,959,395	6.4%
T3 Advisors II, Inc. (4)(5) 301 Commerce St., Ste. 3300 Fort Worth, TX 76102	3,270,168	5.3%
Francisco Partners GP, LLC (6) One Letterman Drive Building C – Suite 410 San Francisco, CA 94129	8,296,206	13.5%
Francisco Partners Management LLC (7) c/o Francisco Partners GP, LLC One Letterman Drive Building C – Suite 410 San Francisco, CA 94129	14,307	*
Shah Capital Partners, L.P. (8a) 4800 Great America Parkway, Suite 400 Santa Clara, CA 95054	4,313,429	7.0%
Patel Family Partners, L.P. (9a)	404,287	*
WestRiver Capital, L.L.C. (10) 3720 Carillon Point Kirkland, WA 98033	187,541	*
AIM Trimark Investments 5140 Yonge Street, Suite 900 Toronto, Ontario M2N 6X7	9,196,847	14.9%**
Fidelity Management and Research Company 82 Devonshire Street Boston, MA 02109	6,537,281	10.6%**
Putnam Investment Management, L.L.C. 1 Post Office Square Boston, MA 02109	3,750,678	6.1%**

Named Executive Officers and Directors:
Iain MacKenzie (11)	1,114,800	1.8%
Barry Zwarenstein (12)	-	*
Mohana Krishnan (13)	155,322	*
Alan Marten (14)	453,281	*
Wayne Eisenberg (15)	327,351	*
Dipanjan Deb (16)	-	-
Eugene Frantz (17)	-	-
Harry W. (Webb) McKinney (18)	21,875	*
D. Scott Mercer (19)	19,791	*
Dr. C.S. Park (20)	45,916	*
Mukesh Patel (9b)	404,287	*
Ajay Shah (8b)	4,313,429	7.0%
Clifton Thomas Weatherford (21)	65,832	*
All Executive Officers and Directors as a group (13 persons)	2,204,168	3.6%
_______________________________
*	Indicates less than 1%.
**	Represents ordinary shares held as of December 2, 2008

(1)	Ordinary shares beneficially owned by parties to a shareholders’ agreement, which is further described in “Certain Relationships and Related Party Transactions.”

(2)	Represents 2,580,950 ordinary shares held by TPG III SM, LLC.

(3)	Represents 3,959,395 ordinary shares held by TPG IV SM, LLC.

(4)	Represents 3,270,168 ordinary shares held by T3 II SM, LLC.

(5)
TPG III SM, LLC is indirectly controlled by TPG Advisors III, Inc.; TPG IV SM, LLC is indirectly controlled by TPG Advisors IV, Inc.; and T3 II SM, LLC is indirectly controlled by T3 Advisors II, Inc. (collectively, TPG Advisors). David Bonderman and James G. Coulter are directors, officers and the sole shareholders of TPG Advisors.  Mr. Bonderman and Mr. Coulter, by virtue of their positions with TPG Advisors, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by the foregoing entities.

(6)
Represents 8,255,552 ordinary shares held by Francisco Partners, L.P. and 40,654 ordinary shares held by Francisco Partners Fund A, L.P. Voting and investment power belongs to a group of managing directors of Francisco Partners GP, LLC (including Mr. Deb) who are employees of Francisco Partners Management, LLC. Francisco Partners GP, LLC’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, Ezra Perlman and Sanford Robertson.  The voting and investment power belongs to a group and not to any individual managing director.  Each of these managing directors disclaims beneficial ownership of the securities held by the foregoing entities.  Mr. Deb is an employee of Francisco Partners Management, LLC and disclaims beneficial ownership of the securities held by the foregoing entities.

(7)
Represents 14,307 ordinary shares held by Francisco Annual Fund Investors, L.L.C. Voting and investment power belongs to a group of managing directors of Francisco Partners Management, LLC (including Mr. Deb) who are employees of Francisco Partners Management, LLC.  Francisco Partners Management, LLC’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, Ezra Perlman and Sanford Robertson.  The voting and investment power belongs to a group and not to any individual managing director.  Each of these managing directors disclaims beneficial ownership of the securities held by the foregoing entities.  Mr. Deb is an employee of Francisco Partners Management, LLC and disclaims beneficial ownership of the securities held by the foregoing entities.

(8a)
Ajay Shah holds ultimate management power over Shah Capital Partners, L.P., which gives him investment power over the securities held by such entity.  Mr. Shah disclaims beneficial ownership of such securities.

(8b)	Represents ordinary shares beneficially owned by Shah Capital Partners, L.P.

(9a)	Mukesh Patel and Harsha Patel are the general partners of Patel Family Partners, L.P. and have voting and investment power over the securities held by such entity.

(9b)	Represents ordinary shares held by Patel Family Partners, L.P.

(10)
Erik Anderson is the sole member of WestRiver Management, LLC (WestRiver Management), which is the managing member of WestRiver Capital. The investment power of WestRiver Capital belongs to a committee consisting of Mr. Anderson and Gary Brinson, who is the only other member of WestRiver Capital. By virtue of their positions with WestRiver Capital, each of Mr. Anderson, Mr. Brinson and WestRiver Management may be deemed to have investment power and beneficial ownership with respect to the securities held by WestRiver Capital, and each disclaims beneficial ownership of such securities.

(11)
Includes 793,084 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008, of which (i) 55,094 exercisable options are held by family trusts, and (ii) 32,453 exercisable options are held by his wife.  Mr. MacKenzie has no voting or investment power over one trust containing 27,547 exercisable options established for the benefit of his wife, and he disclaims beneficial ownership of such options and the underlying shares.  Mr. MacKenzie has no voting or investment power over the 32,453 exercisable options held by his wife, and he disclaims beneficial ownership in such options and the underlying shares.

(12)	Includes 0 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008.

(13)	Includes 155,322 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008.

(14)	Includes 247,895 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008.

(15)	Includes 270,982 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008.

(16)	Individual is an employee of Francisco Partners, G.P., LLC and Francisco Partners Management, LLC and disclaims beneficial ownership of the securities held by the foregoing entities.

(17)
Individual serves as a representative of shareholders, TPG Advisors III, Inc., TPG Advisors IV, Inc., and T3 Advisors II, Inc.  Mr. Frantz disclaims beneficial ownership of the securities held by the foregoing entities.

(18)	Includes 21,875 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008.

(19)	Includes 19,791 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008.

(20)	Includes 45,916 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008.

(21)	Includes 65,832 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) requires our directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities.  We have reviewed copies of the reports we received and written representations from the individuals required to file the reports.

        Based solely on our review of such reports and representations, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the fiscal year ended August 29, 2008.

STRUCTURE OF BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Director Independence.   We are required to comply with the director independence rules of the NASDAQ and the SEC.  These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be composed solely of independent directors. Our Board of Directors has determined that Messrs. McKinney, Mercer, Park, Patel, and Weatherford as well as Dennis McKenna (newly nominated to stand for election this year) are each independent in accordance with applicable NASDAQ and SEC rules.

Shareholders’ Agreement.  TPG, Francisco Partners and Shah Capital Partners collectively hold approximately 36.4% of our outstanding ordinary shares as of November 30, 2008.  Pursuant to a shareholders’ agreement, TPG, Francisco Partners and Shah Capital Partners have the right to nominate up to five members of our board of directors and to nominate jointly with our President or Chief Executive Officer (who shall serve as a member of our board of directors during his employment with us) three other directors to our board as long as they maintain certain shareholding thresholds of our outstanding ordinary shares and the parties to the shareholders’ agreement have agreed, subject to certain minimum shareholding thresholds, to vote their ordinary shares to elect the persons so nominated to our board of directors. These rights do not affect the rights of our other shareholders, under our articles of association, to nominate our directors.  Moreover, as such shareholders’ ownership interest in us decreases, their right to nominate up to five directors will be reduced.  In addition, the shareholders’ agreement and our memorandum and articles of association provide that we may not take certain significant actions without the approval of each of TPG, Francisco Partners and Shah Capital Partners, acting collectively, so long as they own at least 25% of our outstanding ordinary shares in the aggregate.  In addition, the shareholders’ agreement provides that so long as TPG, Francisco Partners and Shah Capital Partners own in the aggregate at least 25% of our outstanding ordinary shares, we may not enter into certain related party transactions without the consent of each of TPG, Francisco Partners and Shah Capital Partners.  For a more complete description of the shareholders’ agreement, see the section captioned “Certain Relationships and Related Party Transactions.”

Director Responsibilities.  We are governed by our Board of Directors and its various committees that meet throughout the year.  Our Board of Directors currently consists of nine directors.  During fiscal 2008, there were eight meetings of our Board of Directors.  We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve.  During fiscal 2008, each of our directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the committees on which he served.  Unless elected otherwise, as permitted under the Company’s memorandum and articles of association, each director serves until his death, disability, retirement, resignation or removal (with or without cause) by means of a resolution of the other directors or an ordinary resolution of our shareholders.

Executive Sessions of the Independent Directors.  Our independent directors met in an executive session during each regularly scheduled meeting of the Board of Directors in fiscal 2008.

Annual Meeting Attendance.  Our Board of Directors has adopted a policy that all members should attend each annual meeting of shareholders when practicable.  All nine directors attended our 2008 annual meeting of shareholders.

Corporate Governance.  Our Board of Directors has adopted corporate governance guidelines.  These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general.  In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees.  Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics as well as the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at www.smartm.com, under Investor Relations.

Communicating with our Board of Directors.  Any shareholder wishing to communicate with our Board of Directors may send a letter to our Corporate Secretary at 4211 Starboard Drive, Fremont, California 94538.  Communications intended specifically for non-employee directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee.

Committees of our Board of Directors and Independence of Each Committee Member

Our Board of Directors has three principal committees, and each committee member has been determined by our Board of Directors to be independent in accordance with applicable NASDAQ and SEC rules.  A description of each committee, its current membership, and the number of meetings held during fiscal 2008 is set forth below:

Audit Committee

The Audit Committee of our Board of Directors reviews our financial statements and accounting practices as well as internal audit function and internal controls and makes recommendations to our Board of Directors regarding the selection of independent auditors.  The Audit Committee also reviews and approves material related party transactions.  In addition, any transaction in which one of our directors has a conflict of interest must be disclosed to our Board of Directors and reviewed by the Audit Committee.  Under our corporate governance guidelines, if a director has a conflict of interest, the director must disclose the interest to the Audit Committee and our Board of Directors and must recuse himself from participation in the discussion and must not vote on the matter.  In addition, the Audit Committee is authorized to retain special legal, accounting or other advisors in order to seek advice or information with respect to all matters under consideration, including potential conflicts of interest.  Mr. Weatherford serves as chairperson and financial expert of the Audit Committee.  Messrs. McKinney and Mercer are the other members of the Audit Committee.  In fiscal 2008, the Audit Committee met nine times.

Compensation Committee

The Compensation Committee of our Board of Directors generally oversees our compensation and benefits policies, including our equity incentive program; evaluates executive officer performance and compensation, including making recommendations regarding executive compensation to the Board of Directors; and oversees and sets compensation for our directors.  Mr. Mercer serves as the Chairperson of the Compensation Committee.  Mr. McKinney and Dr. Park are the other members of the Compensation Committee.  In fiscal 2008, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors identifies and recommends nominees to our Board of Directors, reviews the Company’s management succession plan, and oversees compliance with our corporate governance guidelines.  Dr. Park serves as the Chairperson at the Nominating and Corporate Governance Committee.  Messrs. Patel and Weatherford are the other members.  In fiscal 2008, the Nominating and Corporate Governance Committee met three times.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or was an officer or employee of the Company during fiscal 2008.  None of our executive officers serves or served during fiscal 2008 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee. Additional information concerning transactions between us and entities affiliated with members of our Compensation Committee is included in this proxy statement under the caption “Certain Relationships and Related Transactions”.

Consideration of Director Nominees

Director Qualifications.  The Nominating and Corporate Governance Committee Charter specifies the criteria applied to nominees recommended by the Nominating and Corporate Governance Committee for a position on our Board of Directors.  Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our shareholders.  In conducting its assessment, the Nominating and Corporate Governance Committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our Board of Directors committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.  In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director.  Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms engaged by us, shareholders or other persons.  Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

Shareholder Nominees.  Candidates for director recommended by shareholders will be considered by the Nominating and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Nominating and Corporate Governance Committee at the address listed on page 3 of this proxy statement.

Director Compensation

Employee directors and directors who do not meet the standards for independence under SEC and NASDAQ rules (Messrs. Deb, Frantz, and Shah) do not receive compensation for service on our Board of Directors.  Mr. MacKenzie is the only director who is also an employee of the Company and, accordingly, he did not receive any additional compensation for his service on our Board of Directors.

Our non-employee independent directors are entitled to receive the following fees:

Board - Annual fee                                                                                             $30,000
Board - Each meeting attended (except telephonic meetings):                    $ 1,500

Chair                                Member

Audit Committee - Annual fee:                                                                        $15,000                                $5,000
Compensation Committee - Annual fee:                                                         $  8,000                                $3,000
Nominating & Corporate Governance Committee - Annual fee:                 $  6,000                                $3,000

Committee - Each meeting attended (including telephonic meetings):      $  1,000

In addition, our policy is to grant an option to purchase 50,000 ordinary shares to each non-employee independent director upon first joining the board and an option to purchase 10,000 additional ordinary shares annually.  Mr. Patel has waived any right to receive director equity compensation.

The following table sets forth cash and equity compensation paid to non-employee independent directors during fiscal 2008 and the aggregate number of stock options held by each of such directors as of fiscal year-end.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)	Options Held as of 8/29/2008
Harry W. (Webb) McKinney	$39,003	$112,029	$151,032	60,000
D. Scott Mercer	$41,029	$111,350	$152,379	60,000
Dr. C.S. Park	$39,502	$70,551	$110,053	58,000
Mukesh Patel	$32,420	-	$32,420	-
Clifton Thomas Weatherford	$53,000	$93,285	$146,285	80,000

(1)
Represents the dollar amount recognized for financial statement reporting purposes for fiscal 2008 for stock option awards granted to each of the directors in fiscal 2008 as well as prior fiscal years, in accordance with FAS 123R and APB 25. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the directors in fiscal 2008. For additional information, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 29, 2008, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal 2008, see the notes in our financial statements in the Form 10-K for the respective year.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the director candidates named below to serve until our next annual meeting of shareholders.  All of these nominees, except for Dennis McKenna, currently serve as our directors.  D. Scott Mercer will not stand for re-election.  If a director nominee becomes unavailable before the election, your proxy authorizes the individuals named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.
Name	Age	Director Since

Iain MacKenzie	50	2004
Ajay Shah	49	2004
Dipanjan Deb	39	2004
Eugene Frantz	42	2004
Dennis McKenna	59	-
Harry W. (Webb) McKinney	63	2007
Dr. C.S. Park	60	2004
Mukesh Patel	50	2004
Clifton Thomas Weatherford	62	2005

Set forth below is information about each of our nominees for director:

Iain MacKenzie.  Mr. MacKenzie has served as President and as a Director since the acquisition of the Company from Solectron and previously held equivalent positions at SMART Modular from 2002.  In September 2005, he was named Chief Executive Officer of the Company.  From 1999 to 2002, Mr. MacKenzie served as Vice President of Worldwide Operations of the Technology Solutions Business unit of Solectron.  Before that, he was responsible for the start up of SMART Modular Technologies (Europe) Ltd., and he served as its general manager from 1997 to 1998.  Prior to joining SMART Modular, Mr. MacKenzie held various management and leadership positions at other high technology corporations including Hughes Microelectronics, Ferrofluidics, Inc. (NH), Digital Equipment Corp. (semiconductor division) and Apricot Computers Ltd. (a Mitsubishi Company).  He holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering, both from the Kirkcaldy College of Technology (Fife University) in Scotland.

Ajay Shah.  Mr. Shah has been a Director and the Chairman of the Board of Directors since April 2004.  Mr. Shah is the founder and Managing Director of the Silver Lake Sumeru Fund. In addition, Mr. Shah is the Managing Partner of Shah Capital Partners, a technology private equity firm.  From 1999 to 2002, Mr. Shah was the CEO of, and led the founding of, the Technology Solutions Business unit of Solectron which included SMART Modular, Force Computers, DY4 Corporation and US Robotics.  In 1988, Mr. Shah co-founded SMART Modular.  He currently also serves on the boards of Flextronics International and some privately held companies.  Mr. Shah holds an M.S. in Engineering Management from Stanford University, California, and a B.S. in Engineering from the University of Baroda, India.

        Dipanjan Deb.  Mr. Deb has been a Director since April 2004.  Mr. Deb is a Founding Partner and a Managing Partner of Francisco Partners. Mr. Deb also serves on the board of directors of CBA Group, MagnaChip, and Numonyx. He is a former director of Globespan, Metrologic, Conexant (CNXT), NPTest/Credence (CMOS), Legerity, ON Semiconductor (ONNN), and Ultra Clean Technology (UCTT). Prior to founding Francisco Partners in August 1999, Mr. Deb was a principal with Texas Pacific Group. Earlier in his career, Mr. Deb was director of semiconductor banking at Robertson Stephens & Company and a management consultant at McKinsey & Company.  Mr. Deb holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Electrical Engineering and Computer Science from University of California, Berkeley.

Eugene Frantz.  Mr. Frantz has been a Director since April 2004.  Mr. Frantz is a Partner of TPG, specializing in the technology and telecom sectors.  Prior to joining TPG in 1999, Mr. Frantz worked at Oracle Corporation, most recently leading its venture capital effort, where he was responsible for making equity investments in software and internet companies. Prior to joining Oracle, Mr. Frantz was a Vice President at Morgan Stanley, specializing in technology mergers and acquisitions spanning the semiconductor, data networking, software and internet sectors. Mr. Frantz also serves on the boards of Alltel Corporation, Avaya Corporation and Freescale Semiconductor, Inc. and previously served on the boards of MEMC Electronic Materials, Inc., Network General Corporation, Paradyne Networks, Inc. (now part of Zhone Technologies, Inc.) and Seagate Removable Storage Solutions Holdings.  Mr. Frantz received an M.B.A. from Stanford Business School and a B.S. from the University of California, Berkeley.

Dennis McKenna.  Mr. McKenna currently consults for private equity firms engaged in technology investing.  From 2006 to 2007, Mr. McKenna served as Chairman, Chief Executive Officer, and President of Silicon Graphics, a maker of high performance computing solutions, during its financial restructuring process.  Mr. McKenna also served as interim CEO and President of SCP Global Technologies, a manufacturer of semiconductor equipment, during its sale process in 2005.  In 1997, Mr. McKenna founded ChipPAC, a provider of semiconductor assembly and test services company listed on the NASDAQ.  He served as its Chairman, CEO and President until its sale in 2004 to form STATSChipPAC.  Mr. McKenna currently serves as Chairman of the Board of Skycross, Inc., a privately held company providing global wireless RF solutions for the mobile phone, entertainment, and computing industries.  Mr. McKenna has served on the Board of Directors of Legerity, Inc., a privately held fabless semiconductor in the communications market, from 2005 until its sale to Zarlink to 2007.  Mr. McKenna holds a B.S. in Business Administration from Wayne State University in Detroit, Michigan.

Harry W. (Webb) McKinney.  Mr. McKinney has been a Director since April 2007.  Mr. McKinney currently serves as an independent management consultant to a variety of companies.  When Mr. McKinney retired from Hewlett-Packard in 2003, he served as Executive Vice President in charge of merger integration, global citizenship efforts, organizational effectiveness, and governance initiatives. Other positions held at HP during his 34 year tenure included President of its Business Customer Organization, responsible for worldwide sales, marketing, manufacturing, and delivery of products for HP’s business customers; VP and GM of the PC business, responsible for the development, manufacturing and marketing of commercial desktop, mobile computing and server businesses worldwide; GM of the Home Products Division in 1994, leading HP's initial entry into the consumer market for home computing products; and GM of the PC Software Division. Mr. McKinney also serves on the boards of two non-profit organizations, Resource Area for Teaching (RAFT), and The American Leadership Forum of Silicon Valley (ALF). Mr. McKinney holds a B.S. and M.S. in Electrical Engineering from the University of Southern California. Mr. McKinney serves as a member of our Audit Committee and as a member of our Compensation Committee.

Dr. C.S. Park.  Dr. Park has been a Director since June 2004.  Dr. Park was the Chief Executive Officer and Chairman of Maxtor Corporation, a company that manufactures hard drives and provides storage solutions, until it was acquired by Seagate Technology in May 2006.  Prior to joining Maxtor in November 2004, he served as investment partner and senior advisor at H&Q Asia Pacific, a private equity firm, from April 2004 to September 2004, and as a managing director for the firm from November 2002 to March 2004. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor, Inc., a company that manufactures semiconductor products, from March 2000 to May 2002.  Dr. Park also serves on the board of Ballard Power Systems Inc., a Canadian based public company in the fuel cells industry; Brooks Automation, Inc., a provider of automation solutions and integrated subsystems to the semiconductor industry; Computer Sciences Corporation, a publicly-traded leading global information technology services company; and Seagate Technology.  He holds a Doctorate in Business Administration from Nova Southeastern University, an M.B.A. from the University of Chicago and a B.A. from Yonsei University, South Korea.  Dr. Park serves as the Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.

        Mukesh Patel.  Mr. Patel has been a Director since April 2004.  Mr. Patel is the founder and Managing Director of Invati Capital LLC.  Formerly, Mr. Patel served as President and Chief Executive Officer of Metta Technology, which he co-founded in 2004, until November 2006, when LSI Logic Corporation acquired it.  He also served as Chief Executive Officer of Sparkolor Corporation, which Intel Corporation acquired in 2002.  In addition, Mr. Patel co-founded SMART Modular, which Solectron acquired in 1999, serving at SMART Modular as Vice President and General Manager Memory Product Division from August 1995 to August 1998 and as Vice President, Engineering from February 1989 to July 1995.  Prior to SMART Modular, Mr. Patel was employed in the semiconductor industry at Seeq Technology, Advanced Micro Devices and Samsung Semiconductor.  Mr. Patel also serves on the board of AEHR Test Systems.  He holds a B.S. in Electrical Engineering from Bombay University, India.  Mr. Patel serves as a member of our Nominating and Corporate Governance Committee.

Clifton Thomas Weatherford.  Mr. Weatherford has been a Director since March 2005.  Mr. Weatherford served as Executive Vice President and Chief Finance Officer of Business Objects, a provider of business intelligence software from September 1997 until his retirement in January 2003.  With over 36 years of experience in global technology, Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schulmberger, and Ungerman-Bass, Inc., a wholly owned subsidiary of Tandem Computers, in the United States, Europe and Japan.  Mr. Weatherford also serves on the board and audit committee of each of Advanced Analogic Technologies, InfoUSA Inc., Mellanox Technologies, and Tesco Corporation. Mr. Weatherford holds a B.B.A. from the University of Houston.  Mr. Weatherford serves as the Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee.

There are no family relationships among any of our directors, five named executive officers, and persons nominated to become directors.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending August 28, 2009.  We are asking you to ratify this appointment, although your ratification is not required.  In the event of a majority vote against ratification, the Audit Committee may reconsider its selection.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests. A representative of KPMG LLP is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, KPMG LLP, in fiscal 2008 and 2007.
	Fiscal Year

	2008	2007

Audit fees	$2,084,177	$2,219,092
Audit-related fees	80,449	164,050
Total fees	$2,164,626	$2,383,142

Audit fees consist of services rendered to us and our subsidiaries for the audit of our annual consolidated financial statements, reviews of our consolidated quarterly financial statements included in Form 10-Q filings, the audit of internal control over financial reporting under Sarbanes-Oxley Section 404, and services provided in connection with other statutory and regulatory filings or engagements.

Audit-related fees consist of fees billed for assurance and audit-related services, such as due diligence reviews in connection with merger and acquisition activity during fiscal 2008 and the audit or review of our consolidated financial statements in connection with the filings of Forms S-3, S-3/A, and S-3MEF during fiscal 2007.

Pre-approval Policy of Audit Committee of Services Performed by Independent Auditors

   The Audit Committee’s policy requires that the Audit Committee pre-approve audit and non-audit services to be provided by the Company’s independent auditors before they are engaged to render services.  The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services provided by KPMG LLP were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm in this Proposal 2.

PROPOSAL 3:  APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR EMPLOYEES,
EXCEPT FOR OFFICERS AND DIRECTORS

        Under our proposed stock option exchange offer, certain underwater stock options held by employees, except for officers and members of our Board of Directors, may be exchanged for a lesser number of new stock options with an exercise price equal to the fair market value of our ordinary shares at the completion of the offer, with the number of new options based on the exchange ratios described below.  The proposed exchange ratios are intended to make the option exchange substantially cost-neutral with respect to stock-based compensation expense and decrease potential dilution of outstanding stock options that are currently underwater.

Summary of Material Terms of Stock Option Exchange

       Our Board of Directors has authorized, subject to shareholder approval, a value-for-value stock option exchange pursuant to which our eligible employees will have the opportunity to exchange outstanding vested and unvested stock options that are underwater for a lesser number of unvested stock options to be granted under our Amended and Restated Stock Incentive Plan (the “Plan”).

       Eligibility.  The exchange offer will be open to eligible employees of SMART and our domestic and foreign subsidiaries. Officers and members of our Board of Directors will not be eligible to participate.  Options eligible for the exchange offer will be those having an exercise price per share greater than $4.00.  As of November 30, 2008, there are approximately 3.4 million options eligible and subject to exchange.

       Terms of New Options.  The number of stock options subject to a replacement option will depend on the exercise price of the surrendered option, as shown in the table below under “Terms of Exchange Offer”.  The new options will have an exercise price equal to the fair market value of our ordinary shares on the grant date of the new options.  We do not know what the exercise price of those options will be because the grant date will be the closing price of our ordinary shares on the NASDAQ Global Select Market the first business day following the expiration of the exchange offer.  The replacement stock options will be subject to a new vesting schedule starting on the grant date of the new options, with monthly vesting over the following two years.  The vesting period will apply even if the exchanged options were fully vested on the date of the exchange.

       Shareholder Approval.  If we obtain an affirmative vote of a majority of the shares of ordinary shares present at the Annual Meeting and entitled to vote on this proposal, the Board of Directors intends to commence the exchange offer promptly following the Annual Meeting.  We are asking you to approve this proposal, although under our articles of association, your approval is not required.

Reasons for the Exchange Offer

       SMART has granted stock options to a significant portion of its employees consistent with the view that long-term compensation should align employees’ interests with the interests of shareholders. While employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing our stock price. We also believe that equity compensation plays a vital role in the motivation, retention, and recruitment of employees.

Background

       We are primarily concerned about the retention of personnel because approximately 82% of our outstanding stock options are underwater.  We believe variable compensation tied to performance is an important part of our pay-for-performance philosophy.  Stock options, as a form of variable compensation, only have value if our stock price increases and exceeds the exercise price, which is set to our stock price on date of grant.  We want to emphasize short-term and long-term incentives instead of implementing a fixed cash only retention program that we believe would only help short-term concerns.

       Since most of our stock options are significantly underwater, our employees perceive an important component of their compensation as having little or no value.  In addition to the impact on retention, we believe that new equity grants with the opportunity for future value growth will provide sufficient incentive for employees to help improve our stock price.

Benefits of the Exchange Offer

       We have concluded an option exchange program will have the following benefits to SMART and our shareholders:

•	Creation of immediate retention value through new vesting of replacement options
•	Reduction in overhang by reducing the number of outstanding options
•	A substantially cost-neutral approach to providing ongoing motivation and retention value for employees without incurring material incremental stock-based compensation expenses

Terms of Exchange Offer

        Eligible Options.  Options eligible for the exchange offer (the “eligible options”) will be those having an exercise price per share greater than $4.00.  There are outstanding options representing a total of approximately 3.4 million shares that would be eligible.  A more detailed breakdown of the eligible options is set forth in the table below under “Exchange Ratios”.

        Eligible Employees.  Our employees who hold eligible options would be eligible to participate in the exchange offer, excluding our officers and directors. In addition, we may exclude employees in non-U.S. jurisdictions from the exchange offer if local laws would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our subsidiaries both at the time the exchange offer commences and on the date the surrendered options are cancelled and new stock options are granted to replace them. Any eligible employee holding eligible options who elects to participate but whose employment terminates for any reason prior to the grant of the new stock options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the exchange offer and will instead retain his or her eligible options subject to their existing terms. As of November 30, 2008, there were approximately 273 eligible employees that held options who would qualify for exchange. Although some of our officers and directors also hold options that are significantly underwater, they are not eligible to participate in the exchange offer.

        Exchange Ratios.  The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of new stock options is known as the exchange ratio. The exchange ratio will depend on the exercise price of the employee’s current options (and is subject to change in order to maintain a substantially cost-neutral option exchange program).

Exercise Price of Original Grant	Vested Options	Unvested Options	Total Options	Exchange Ratio
$4.01 - $6.00	174,115	176,303	350,418	2.6
$6.01 - $7.00	1,916	634,884	636,800	3.4
$7.01 - $8.00	315,372	851,437	1,166,809	4.0
$8.01 - $9.00	160,556	97,238	257,794	4.7
$9.01 - $10.00	398,693	372,740	771,433	5.5
$10.01 - $15.01	106,829	143,308	250,137	7.1

        Description of New Stock Options.  The new stock options to be issued under the exchange offer are rights to purchase ordinary shares at a specified exercise price on future dates when those rights have vested following a required period of employment. Stock options issued in the exchange offer will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with SMART or any of its subsidiaries. A participant in the exchange offer will generally forfeit any stock options received that remain unvested at the time his or her employment with us terminates for any reason. The options will have a maximum term of ten years from the new grant date, subject to earlier expiration in connection with termination of employment.

       Vesting of New Stock Options. The new stock options received in exchange for eligible options will be subject to a new vesting schedule that will provide that the new stock options will be unvested on the date of the exchange and will require two years of continued service after the exchange to fully vest.  This is the case even if the exchanged options were fully vested on the date of the exchange.  The new stock options will vest over two years in equal monthly installments.  If the employee terminates his or her service before all of the new stock options have vested, the employee will generally forfeit any stock options that remain unvested at that time.

Effect on Shareholders

       We are not able to predict the impact the exchange offer will have on our shareholders because we are unable to predict how many or which eligible employees will exchange their eligible options.  Options held by eligible employees with an exercise price greater than $4.00 would be eligible for exchange, which means that approximately 3.4 million options (or 34% of our outstanding stock options) would be eligible for exchange.

       Assuming that all of these eligible options are surrendered for cancellation and exchanged for new stock options, based on the exchange ratios detailed above in “Exchange Ratios,” we estimate our option overhang (calculated as options outstanding as a percentage of ordinary shares outstanding as of November 30, 2008 would decrease from approximately 16.3%to 12.1%.

       The actual reduction in our overhang that could result from the exchange offer may differ materially and is dependent on a number of factors, including the number of employees who accept the option exchange offer.  We intend to return the shares subject to the options that are cancelled in the exchange offer to the Plan.

Implementation of the Exchange Offer

       The exchange offer will be launched following shareholder approval.  Participation in the stock option exchange program will be voluntary, and eligible employees will be able to receive new stock options if they decide to tender their old stock options for exchange.

        Upon the commencement of the exchange offer, eligible employees holding eligible options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the exchange offer. Employees will be given at least 20 business days to elect to surrender their eligible options in exchange for new stock options. At or before the commencement of the exchange offer, we will file the Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. The Compensation Committee will retain the authority, in its discretion, to terminate, amend or postpone the exchange offer at any time prior to expiration of the election period under the exchange offer.

Potential Modification of Terms to Comply with Government Regulations

       The terms of the exchange offer will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the exchange offer to comply with comments from the SEC. Changes in the terms of the exchange offer may also be required for tax or accounting purposes. In addition, we intend to make the exchange offer available to our employees who are located outside of the U.S., where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements.

U.S. Federal Income Tax Consequences

       We believe that the exchange offer will be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, we believe that participating U.S. employees should not realize any income for U.S. federal income tax purposes upon the grant of the replacement stock options. These employees will generally be subject to tax (including income and employment tax withholding) upon exercise of the stock options. SMART will generally be eligible for a tax deduction equal to the income recognized by the employee. The tax consequences of the receipt of new stock options for participating non-U.S. employees may differ significantly from the U.S. federal income tax consequences described above. Employees are urged to seek the advice of their own tax advisor in connection with the exchange offer.

Accounting Treatment

       Under Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), to the extent the fair value of each award of replacement stock options granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the new stock options, will be recognized by SMART as an expense for compensation. The incremental expense will be recognized ratably over the vesting period of the new stock options in accordance with the requirements of SFAS No. 123R. In the event that any of the new stock options are forfeited prior to their settlement due to termination of employment, the incremental expense for the forfeited stock options will be reversed and will not be recognized.  The total expense will vary according to the number of options tendered for exchange, the fair market value of our ordinary shares on the grant date of the replacement awards, and Black-Scholes assumptions then in effect.

New Plan Benefits

        Since participation in the exchange offer is voluntary, the benefits or amounts that will be received by any participant or groups of participants, if the proposal is approved, are not currently determinable. None of our officers or members of our Board of Directors will be eligible to participate in the exchange offer. The maximum number of shares underlying options that would be cancelled would be approximately 3.4 million shares, and the maximum number of shares underlying the new stock options that would be granted would be approximately 850,000 shares, although the actual number that would be granted will depend on the factors described above under “Terms of Exchange Offer”.

Board Recommendation

       Our Board of Directors unanimously recommends that you vote “FOR” the approval of the Option Exchange Program for Employees, except for Officers and Directors in this Proposal 3.

EXECUTIVE OFFICERS

In addition to Mr. MacKenzie, the following persons were executive officers of the Company as of fiscal year-end (except as noted otherwise):

       Name                                                         Age                                            Position

Barry Zwarenstein                                           60                        Senior Vice President and Chief Financial Officer, effective September 2008
Michael J. Gennaro                                           57                        Interim Chief Financial Officer
Mohana Krishnan                                            53                       Senior Vice President of Worldwide Operations
Alan Marten                                                     48                       Senior Vice President and General Manager of Memory Business Unit
Wayne Eisenberg                                             49                       Vice President of Worldwide Sales

      Barry Zwarenstein.  Mr. Zwarenstein has served as our Senior Vice President and Chief Financial Officer since September 2008.
Global in scope, Mr. Zwarenstein’s key areas of responsibilities include finance, tax, treasury, investor relations, internal audit and Sarbanes-Oxley compliance, business development, and risk management activities.  Prior to joining SMART, Mr. Zwarenstein served as Executive Vice President - Finance and Chief Financial Officer of VeriFone Holdings, Inc., a provider of technology that enables electronic payment transactions, from July 2004 to August 2008.   Mr. Zwarenstein also served as Vice President - Finance and Chief Financial Officer of Iomega Corporation, a computer storage company, from November 2001 to June 2004.  Mr. Zwarenstein is a Director and the Chairman of the Audit Committee of DealerTrack, Inc.  Mr. Zwarenstein received a Bachelor of Commerce degree from the University of Natal, South Africa and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.  He is qualified as a Chartered Accountant (South Africa).

Michael J. Gennaro.  Mr. Gennaro served as our Principal Financial and Accounting Officer from September 2008 to November 2008 and our Interim Chief Financial Officer from April 2008 to September 2008.  Mr. Gennaro has been a partner at FLG Partners, LLC, a leading Silicon Valley chief financial officer services and board advisory consultancy firm, since December 2006.  From 2000 to 2006, he served as Vice President - Finance and Chief Financial Officer at Sylantro Systems, Inc., a provider of telecommunications software.  He is a former Audit Manager with Arthur Young & Company, now Ernst & Young, and is a Certified Public Accountant in California and New Jersey. Mr. Gennaro holds an M.B.A. in Accounting from Rutgers Graduate School of Business and a B.S. in Mathematics from Rutgers University.

   Mohana Krishnan.  Mr. Krishnan has served as Senior Vice President of Worldwide Operations since October 2007.  Previously, he had held the positions of Vice President of Worldwide Operations since June 2006 and Vice President of Operations since October 2005.  Prior to such time, Mr. Krishnan had been Vice President of Asia Pacific from April 2004.  Mr. Krishnan is responsible for manufacturing sites worldwide, corporate quality, manufacturing systems and manufacturing engineering.  Mr. Krishnan served as Vice President of Worldwide Operations for Force Computers whilst it was a subsidiary of Solectron.  He joined SMART Modular in 1999 as the General Manager of its Malaysia facility and has over ten years of operations and general management experience with SMART and Solectron as well as 15 additional years of work experience with Texas Instruments.  He holds a B.Sc. in Electronics Engineering from Brighton Polytechnic, U.K.

       Alan Marten.  Mr. Marten has served as Senior Vice President and General Manager of our Memory Business Unit since October 2007.  Previously, he served as Vice President and General Manager of our Memory Business Unit since April 2004 and held an equivalent position at SMART Modular from 1997.  Mr. Marten is responsible for our product line management, business strategy, oversight and management of engineering, our largest customer, the advance packaging group as well as strategic planning and marketing efforts.  Previously, Mr. Marten held the positions of SMART Modular’s Director of Sales from 1990 to 1994 and Vice President of Sales and Marketing from 1995 to 1997.  Mr. Marten began his career at AMD as a financial analyst and a product-marketing manager and then joined Arrow Electronics where he served as Director of Product Management Semiconductor and Memory Products from 1987 to 1989.  Mr. Marten holds a B.S. in Economics from Santa Clara University.

      Wayne Eisenberg.  Mr. Eisenberg has served as our Vice President of Worldwide Sales since April 2004 and previously held an equivalent position at SMART Modular from 2002.  Mr. Eisenberg is responsible for our global, strategic and general accounts.  Between 1995 and 2002, Mr. Eisenberg held various positions with SMART Modular, including Vice President Sales, Director North American and European Sales, Director North American Sales, Director Western Area OEM Sales, and Director Channel Sales.  Mr. Eisenberg has also held various positions at other high technology companies including Toshiba America CSD, GRiD Systems, Harris Corporation, Decision Data Computer Corporation and Monroe Systems.  He holds a B.A. in Journalism with a minor in Business Administration from California State University at Chico.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics with respect to executive officer (including named executive officer or “NEO”) compensation processes and decisions:

•      Administration of Executive Officer Compensation Program
•      Executive Compensation Philosophy and Framework
•      Evaluation of Executive Officer Compensation

For fiscal year 2008, our NEOs and their respective titles were as follows:

•       Iain MacKenzie, Chief Executive Officer, President, and Director
•       Jack  Pacheco, Senior Vice President and Chief Financial Officer
•       Michael J. Gennaro, Interim Chief Financial Officer
•       Mohana Krishnan, Senior Vice President, Worldwide Operations
•       Alan Marten, Senior Vice President and General Manager, Memory Business Unit
•                    Wayne Eisenberg, Vice President, Worldwide Sales

Mr. Pacheco left the Company in April 2008, and Mr. Gennaro served as our interim CFO until Mr. Zwarenstein joined the Company in September 2008.

Administration of Executive Officer Compensation Program

Our executive officer compensation program is generally administered by our Compensation Committee, which reports to our Board of Directors.  Operating under its charter, the Compensation Committee discusses and evaluates executive officer compensation, benefit plans, and related matters.  Annual evaluations include a review of external market compensation comparisons relative to our peer companies and other comparable companies, executive base salaries, cash incentives and long-term equity awards.  The Compensation Committee recommends to the Board for approval all forms of compensation for our executive officers. The Compensation Committee is comprised of three independent members, and a copy of its charter is available at our website, www.smartm.com.under Investor Relations.

Role of Management.  In carrying out its responsibilities, the Compensation Committee asks the CEO to provide information on company and individual performance, market data, and management’s perspective and recommendations on compensation matters.  The Compensation Committee believes it is important to consider the CEO’s input, particularly on individual performance as well as expected contribution and future potential of the senior executives because of his daily interaction with his direct reports.  The CEO may recommend changes in base salaries, target cash incentives, and annual stock option grants for senior executives (other than the CEO), but the Compensation Committee makes all final recommendations on compensation matters to the Board.  The CEO also recommends to the Board for approval the annual operating plan, which includes corporate performance objectives and financial goals for the year.  As discussed further below, the Company’s quarterly and annual performance for purposes of calculating quarterly and annual bonuses is determined by comparing actual results to the Board-approved annual operating plan.

Role of the Compensation Consultant.  The Compensation Committee retained Compensia, Inc. as its outside compensation consultant.  Compensia reports to and is accountable to the Compensation Committee.  Compensia provides advice, information and recommendations relating to the evaluation of executive compensation, including base salary, cash incentive and equity incentive levels and program structures for our executive officers relative to the Company’s competitors.  In addition, Compensia assists the Compensation Committee with the development of a peer group and the design and refinement of the Company’s compensation philosophy.  Compensia also advises the Compensation Committee regarding disclosures, shareholder proposals, and trends and best practices in executive and director pay.  In the course of its work, Compensia interacts with management to understand existing company programs and policies, collect current pay program data, review competitive compensation data, obtain feedback on industry trends and best practices, and solicit input on the Compensation Discussion and Analysis disclosure.  Compensia does not provide, and has not been retained to provide, any services to the Company outside of the work assigned by the Compensation Committee.

Executive Compensation Philosophy and Objectives

Compensation Philosophy

Our executive compensation philosophy is to make our total cash compensation (base salary and target cash incentives) competitive with the companies in our peer group.  Our executive compensation philosophy is designed to offer the opportunity to earn relatively high rewards based on performance, while providing relatively low guaranteed compensation levels.  The application of our philosophy to particular aspects of our executive compensation program continues to evolve as a result of our initial public offering in fiscal 2006 and our growth and maturation as a public company.  Historically, we have paid salaries to our executives that were less than salaries paid to executives of comparable-sized public companies.  The low salaries were offset by cash incentives that we felt were competitive with market practices and equity awards that had potential for significant value if the executives were successful in leading the Company to and beyond the initial public offering.

Since our initial public offering, we have been adjusting our executive compensation model to better support SMART as a public company.  As discussed in greater detail below, for fiscal 2008, base salaries were increased on average to fall within the 25th percentile; however, there is significant variability across our executive officers, with individual positioning ranging from below the 25th percentile to the 50th percentile.  Target cash incentives were reduced to better align them with public company practices, but target total cash compensation for our executive officers was generally below competitive median practices.  We continue to believe that the opportunity to share in the creation of shareholder value through equity compensation is critical for retaining our executive talent and for providing appropriate incentives to drive company performance.  We believe that shareholder value is a reasonable measure of long-term success, and therefore, we grant stock options, which will not have any value unless our share price increases, and in fiscal 2009 have begun granting performance-based restricted stock units, as discussed below.

Compensation Objectives

Consistent with our pay-for-performance philosophy, our executive compensation program is designed around four primary objectives:

1.	Maintain modest levels of guaranteed compensation relative to comparably-sized companies.

2.	Motivate and reward executives for operational performance against our annual operating plan.

3.	Align shareholder and executive interests by sharing appreciation in shareholder value through equity awards that increase in value as our stock price rises.

4.	Provide competitive health and welfare programs to assist in cases of catastrophic events, such as death, disability or illness.

To support this philosophical framework, we provide a mix of compensation elements that emphasizes cash incentives and long-term equity incentives.

Compensation Mix

The primary elements of the Company’s executive officer compensation program in fiscal 2008 are base salary, quarterly and annual cash incentives, and stock option awards.  These elements are discussed below in greater detail under “Evaluation of Executive Officer Compensation.”  We also provide health and welfare benefits to our executive officers on substantially similar terms and conditions as provided to most Company employees.  In addition, employment arrangements with the CEO and our new CFO, who joined the Company at the beginning of fiscal 2009, provide for severance protection.  Additional detail on these topics can be found in the tables and associated narrative disclosures beginning on page 15.

For fiscal 2008, cash compensation, comprised of base salary (which accounted for 37%) and quarterly and annual cash incentives (which accounted for 11%), represented 48% of total compensation paid to our executive officers.  Stock option awards made in October 2007 accounted for the remaining 52% of the executives’ total compensation (excluding benefits, payroll taxes, and other arrangements, and valuing stock options using the Black-Scholes method).

We believe the highly variable nature of our executive compensation program, with almost 60% of total compensation “at risk” and a majority of it based on equity, aligns our executive compensation program with the performance of individuals and the Company as a whole.

Target Positioning

The Company does not set pay levels based on specific competitive levels, but as discussed earlier, we generally expect base salaries to fall at the lower end of the competitive range and that significant cash and equity incentives will combine to create a competitive total compensation package.  Actual pay to individual executives is determined using the following factors, the first three of which are weighed more heavily:

·	Company and individual performance
•	Scope of the executive officer’s role
•·	Individual executive officer experience
•	Individual executive officer qualifications
•	Competitive compensation data from a comparable group of companies

Benchmarking

To assess the competitiveness of our executive compensation program and levels, the Compensation Committee developed, with Compensia’s assistance, a peer group intended to represent companies with technology product manufacturing operations and a similar financial profile to the Company, using the following criteria:

•	U.S. headquartered (nationally)
•	Publicly traded
•	Industry focus:
o Electronic manufacturing services (EMS)
o Semiconductors (with manufacturing operations)
o Semiconductor equipment
o Network equipment
o Electronics
•	Market capitalization generally between $500 million and $1.5 billion
•	Revenue for the most recent four quarters generally between $200 million and $2 billion
•	Price: Revenue multiple less than 2.0

In fiscal 2008, we used the following companies for peer group comparisons:

• Black Box	• Intermec	• Powerwave	• TTM Technologies
• Brooks Automation	• Mattson Technology	• RF Micro Devices	• Ultra Clean Holdings
• Coherent	• NetGear	• Skyworks Solutions
• Conexant Systems	• Plantronics	• STEC
• Cubic	• Plexus	• TriQuint Semiconductor

Compared to these companies, SMART is at the top end of the range in terms of net income for the most recent four quarters reported (~75th percentile), and at the lower end of the range in terms of annual revenue (~35th percentile) and market capitalization (<25th percentile).

Compensation data from these companies was evaluated in conjunction with data from the Radford High-Tech Executive Survey covering companies with $500 million to $1 billion in revenue.  The peer and survey data together provide the Compensation Committee with market reference points for our executive officers.

Evaluation of Executive Officer Compensation

Elements of Executive Compensation.  In fiscal 2008, our executive compensation program was comprised of the same four primary elements as in the prior year:

•	Base salary
•	Quarterly and annual cash incentives
•	Long-term equity consisting of stock options
•	Health and welfare benefits and limited perquisites

What Each Compensation Element is Designed to Reward and How It Relates to the Objectives:  Each pay element is designed to reward different results as shown below:

Compensation Element	Designed to Reward	Relationship to Compensation Objectives
Base Salary	Experience, knowledge of SMART and industry, dedication to assigned job, and performance by the executive on behalf of SMART	Provide competitive pay to attract and retain talented executives
Variable Pay	Success in financial and operational goals Improvement in specific strategic and operating objectives	Motivate and reward executives to achieve annual business objectives Provide competitive pay to attract and retain talented executives
Long-term Equity Incentives	Increasing shareholder value by achieving strategic goals of revenue growth and margin increase along with other long-term goals	Align the executives’ interests with long-term shareholder interests Provide competitive pay to attract and retain talented executives
Benefits and Other Perquisites	Initial and continued employment by the executive	Provide competitive pay to attract and retain talented executives

Base Salary

As discussed earlier, prior to our initial public offering in fiscal 2006, as a private company, our practice had been to hold executive salaries low relative to comparable-sized companies.  In October 2007, shortly after we had started fiscal 2008, we continued a process initiated in fiscal 2007 of bringing executive base salaries into better alignment with the competitive range for public companies.  Average base salary increases of 26% were awarded to executive officers, with individual increases of 16% to 30%.  We reduced the targeted cash incentive percentage for each executive officer (except the CEO) by 15% to increase the weight of base salary in the total compensation mix. The final decisions on base salary reflect many inputs, including promotions to more senior organizational levels, individual performance over the prior year, and competitive pay levels among peer group companies.

Our CEO’s base salary is the highest because he has the central management role, which is consistent with our review of market practice.  Our CFO’s base salary is generally higher than other executive officers because of the importance of retaining consistency and quality financial expertise as a public company, although in other aspects of compensation, our executive officers’ compensation may be similar.  The base salaries of other executives are determined based upon their overall duties and responsibilities with the Company, their experience and qualifications, and the competitive marketplace for their role.

Cash Incentives

The Company’s executive officers and other employees are eligible to participate in our cash incentive program, which is designed to reward individual performance and overall company performance against the annual operating plan or AOP (approved by the Board before the beginning of each fiscal year or as soon as practicable thereafter) on a quarterly and annual basis.  We pay executive officers 50% of the cash incentive on a quarterly basis and the remaining 50% of each quarter’s performance is reserved for payment until after the end of the fiscal year, provided that the AOP and individual performance objectives are met or if the Compensation Committee recommends payment .  The performance measurement process and the cash incentive pool percentage for each performance period is calculated based on the Company’s earnings before interest and taxes (“EBIT”) performance against the AOP for the relevant quarter or year. For fiscal 2008, if we achieved a threshold level of 50% performance against the applicable quarterly or AOP, the cash incentive pool was funded.  Above this threshold level of performance, the cash incentive pool varies from 50% to 100% when the performance level ranges from 50% to 100%.  If the performance level exceeds 100%, then the cash incentive pool is equal to our EBIT performance as a percentage of the AOP, up to a maximum of 150%.  (For instance, if we achieve EBIT equal to 110% of the AOP, then the cash incentive pool is typically 110%.)

Upon the recommendation of the Compensation Committee, the Board also approves the quarterly and annual cash incentive payout percentage that the Company may pay to the CEO and other executive officers.  In fiscal 2008, for each performance period, the formula for calculating the cash incentive pool for our executive officers was as follows:

Target Cash Incentive for the Period * Cash Incentive Pool % * Payout % = Cash Incentive

Executives must be actively employed on the date the cash incentive is calculated to receive payment for the applicable quarterly or annual cash incentive. The performance measurement is derived from the financial measures reported in our quarterly and annual filings, and we have not implemented a policy to recoup cash incentives in the event of a future restatement of financial results.

For fiscal 2008, the target cash incentive as a percentage of base salary for each NEO was 85% (except that the CEO's was 100%).  For fiscal 2008, the NEOs earned aggregate cash incentives of approximately 33% of the target amount.  For each of the five performance periods, the cash incentives earned (as a percentage of the target) were as follows:

Performance Period	Cash Incentives Earned as a % of Target
Q1 2008	106%
Q2 2008	68%
Q3 2008	0%
Q4 2008	0%
FY 2008	22%

        As noted in the table above, NEOs did not receive any cash incentives or bonus for Q3 2008 or Q4 2008.  Upon recommendation of the Compensation Committee, and after consideration of various factors including the absence of a bonus for two consecutive fiscal quarters and retention needs, the Board approved fiscal year-end bonuses for NEOs.  FYE 2008 bonuses received by each NEO represented 50% of the amounts that had been reserved related to Q1 2008 and Q2 2008 performance.

Equity Compensation

As discussed in our compensation philosophy, stock options are the only type of equity award we granted in fiscal 2008.  At the beginning of fiscal 2009, we also granted performance-based restricted stock units (“RSUs”) to executive officers to provide additional incentives tied to our EBIT performance.  We believe that stock options and RSUs provide long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the Company’s performance and rewarding executives for creating shareholder value.  In determining individual stock awards, we consider many factors, the first two of which are most important:

•  Individual performance
•      Company performance
•  Role of the individual
•  Organizational criticality
•  Competitive market practices
•  Unvested equity position

Our CEO receives a significantly higher number of stock options than our other executives for its retentive effect and because we believe that he has the most direct impact on meeting our corporate performance objectives.  Stock options have exercise prices equal to the closing stock price on the date of grant; therefore, the options only have value if our stock price increases.  Annual stock options grants vest in equal monthly installments over four years to increase their retentive impact.  Stock options granted to executives in fiscal 2008 are listed in the “Grants under Plan-Based Awards” table.  The Board approves annual equity grants to executive officers during its regularly scheduled Board meeting in the first quarter of each fiscal year.  The exercise price of the equity grant is equal to the closing price of the Company’s stock on the date of grant.

Benefits and Perquisites

We provide our executive officers with a health and welfare benefit program and an opportunity to participate in a 401(k) profit sharing plan, which offers employer matching of employee contributions of up to 4%.  Participation by executive officers in these plans is on substantially the same terms and conditions as participation by our U.S. employees. We also provide limited additional benefits to our executive officers, which include higher life insurance coverage, higher disability insurance coverage, annual physical exams, and financial counseling services.  We believe these additional benefits are appropriate because of market practice and the importance of focused executives on the operations of our business.

Post-Employment Benefits

As disclosed under "Potential Payments Upon Termination or Change-in-Control" in this proxy statement, we are obligated to provide severance benefits if the CEO is terminated without cause or resigns for good reason and/or if the CFO is terminated (or deemed terminated) without cause as a result of a change in control.  Severance benefits consist of payments equal to 12 months of base salary, his respective annual target cash incentive, and 12 months of health benefits.

The Compensation Committee believes these arrangements sustain the CEO and CFO’s continued attention and dedication of the executive to his respective assigned duties, and thus helps ensure the best interests of shareholders.

For additional details of our employment arrangements with the CEO and CFO and their potential costs, see the disclosure under "Potential Payments Upon Termination or Change-in-Control".

Tax Considerations

We have not adopted a policy that all compensation must qualify as deductible.  However, we generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation.  For example, Section 162(m) of the Internal Revenue Code limits our tax deductibility of compensation in excess of $1 million paid to our CEO or certain other highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code.  No executive officer was paid in excess of $1 million in fiscal 2008.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

D. Scott Mercer, Chairman
Harry W. (Webb) McKinney
Dr. Chong Sup Park

EXECUTIVE OFFICER COMPENSATION

The following table sets forth compensation information for our chief executive officer, each individual who served as our chief financial officer during the last fiscal year, and three other executive officers who were our most highly compensated executive officers for the fiscal year ended August 29, 2008 (collectively, our “named executive officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)

Iain MacKenzie, President and Chief Executive Officer	2008 2007	$473,077 348,462	$692,589 493,586	$146,813 344,750	$23,012 19,020	$1,335,490 1,205,817
Jack Pacheco, Senior Vice	2008	$218,740	$403,501	$ 59,160	$ 9,716	$691,117
President and Chief Financial Officer	2007	246,374	314,051	272,500	17,279	892,204

Michael J. Gennaro, Interim Chief Financial Officer (5)	2008	$320,721	-	-	-	$320,721

Mohana Krishnan, Senior Vice President, Worldwide Operations (4)	2008 2007	$244,876 190,681	$262,767 163,987	$68,892 222,567	$14,991 15,227	$591,926 592,462

Alan Marten, Senior Vice President and General Manager, Memory	2008 2007	$256,038 192,738	$267,708 169,022	$ 66,555 211,075	$15,546 14,954	$605,848 587,790
Business Unit

Wayne Eisenberg, Vice President, Worldwide Sales	2008 2007	$233,462 189,318	$219,149 152,590	$ 61,009 197,550	$16,527 14,320	$530,147 553,778

__________________________________

(1)
This column represents the dollar amount recognized for financial statement reporting purposes for fiscal 2008 for stock option awards granted to each of the named executive officers in fiscal 2008 as well as prior fiscal years, in accordance with FAS 123R and APB 25. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the named executive officers in fiscal 2008, except in the case of Mr. Pacheco when he left the Company in April 2008. For additional information, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 29, 2008, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal 2008, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock option awards granted in fiscal 2008.

(2)	Fifty percent of these amounts were paid in fiscal 2009 for performance during fiscal 2008. See the description of our incentive plan below.

(3)
For fiscal 2008, amounts in this column consist of the following items for Messrs. MacKenzie, Pacheco, Marten, and Eisenberg:  401(k) match of $12,444, $6,305, $10,633, and $11,905, respectively; life, accidental death and dismemberment, and disability insurance premiums; annual physical exams; and reimbursed financial consulting expenses.  For Mr. Krishnan, $10,547 of all other compensation represents vehicle and other transportation expenses, and the remaining portion represents medical expenses.

(4)
Mr. Krishnan, who based in Malaysia, is paid in Malaysian ringitt.  His compensation data throughout the proxy statement is shown in US dollars.  Mr. Krishnan's salary includes a "13th month" of salary that is statutorily required to be paid to individuals employed in Malaysia.

(5)	Amount paid under a consulting agreement with FLG Partners, LLC, of which Mr. Gennaro is a partner.

Grants of Plan-Based Awards

The following table shows equity and non-equity awards granted to the named executive officers during the fiscal year ended August 29, 2008.

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (3)	Exercise Price of Option Awards ($/sh)	Full Grant Date Fair Value of Equity Awards ($) (4)
		Threshold ($) (1)	Target ($) (2)	Maximum ($) (150%)

Iain MacKenzie	10/02/07	-	-	-	225,000	$7.50	$816,255
		$225,000	$450,000	$675,000	-	-	-
Jack Pacheco	10/02/07	-	-	-	100,000	$7.50	$362,780
		$175,000	$297,500	$525,000	-	-	-

Michael J. Gennaro (5)	-	-	-	-	-	-	-
Mohana Krishnan	10/02/07	-	-	-	112,500	$7.50	$408,128
		$120,000	$204,000	$360,000	-	-	-
Alan Marten	10/02/07	-	-	-	112,500	$7.50	$408,128
		$120,000	$204,000	$360,000	-	-	-
Wayne Eisenberg	10/02/07	-	-	-	75,000	$7.50	$272,085
		$110,000	$187,000	$330,000	-	-	-

_______________________________

(1)	A 75% threshold performance level must be met before a 50% cash payout would occur. For additional details, see the Cash Incentive section of the Compensation Discussion and Analysis above.

(2)	Mr. MacKenzie’s target percentage is 100% of base salary; the target percentage of all other executives is 85% of base salary.

(3)	The options become vested and exercisable on a monthly basis over a four-year period.

(4)
This column represents the “fair value” as of the grant date determined pursuant to FAS 123R for accounting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the named executive officers in fiscal 2008. For additional information, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 29, 2008, as filed with the SEC.

(5)	The Company did not grant any equity or non-equity awards to Mr. Gennaro.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the holdings of stock options by the named executive officers at August 29, 2008. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer.  Other than stock options, there were no types of stock awards outstanding at August 29, 2008.

	Option Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Iain MacKenzie	10/2/07 9/26/06	46,875 71,875	178,125 78,125	$7.50 $9.97	10/1/17 9/25/16
	9/01/05	183,249	61,083	$2.09	8/31/15
	6/17/04	508,614	-	$0.17	6/16/14

Jack Pacheco (2)	10/2/07 9/26/06	- -	- -	$7.50 $9.97	7/18/08 9/25/16
	9/15/05	-	-	$4.71	9/14/15
	6/17/04	-	-	$0.17	6/16/14

Michael J. Gennaro (3)	-	-	-	-	-

Mohana Krishnan	10/2/07 9/26/06	23,437 28,750	89,063 31,250	$7.50 $9.97	10/1/17 9/25/16
	9/15/05	54,687	20,313	$4.71	9/14/15
	6/17/04	16,000	-	$0.17	6/16/14

Alan Marten	10/2/07 9/26/06	23,437 28,750	89,063 31,250	$7.50 $9.97	10/1/17 9/25/16
	9/15/05	36,899	21,877	$4.71	9/14/15
	6/17/04	125,760	-	$0.17	6/16/14

Wayne Eisenberg	10/2/07 9/26/06	15,625 23,958	59,375 26,042	$7.50 $9.97	10/1/17 9/25/16
	9/15/05	36,899	21,877	$4.71	9/14/15
	6/17/04	193,425	-	$0.17	6/16/14

_____________________________________

(1)
  June 17, 2004 stock option grant vested ¼ on the 1st anniversary and thereafter 1/48th per month over the following 36 months; all subsequent stock option grants vest at a rate of 1/48th per month over 48 months.

(2)
Mr. Pacheco’s resignation from the Company was effective April 18, 2008 (“Termination Date”), and under our stock incentive plan, Mr. Pacheco had 90 days from the Termination Date to exercise any options that had vested on or before the Termination Date.

(3)	Mr. Gennaro does not hold any equity awards.

Option Exercises During Fiscal 2008
        The following table provides information on the exercise of stock options by the named executive officers during the fiscal year ended August 29, 2008.  Other than stock options, there were no shares acquired on vesting of any other types of stock awards.
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Iain MacKenzie	37,000	$375,367
Jack Pacheco	336,977	$1,513,089
Michael J. Gennaro (2)	N/A	N/A
Mohana Krishnan	12,000	$117,960
Alan Marten	10,000	$101,716
Wayne Eisenberg	10,000	$98,300
___________________________
(1)	Represents the aggregate of all options exercised, using the sale price on the exercise date of an option minus the applicable exercise price of the option.
(2)	Mr. Gennaro does not hold any equity awards.

Potential Payments Upon Termination or Change-in-Control

Under an employment agreement with the CEO, if he is terminated without “cause” or resigns for “good reason” (each as further defined in his employment offer letter), in exchange for a release of claims, he will receive payments equal to 12 months of base salary and one times his annual target cash incentive, and will be provided with 12 months of health benefits.  The potential aggregate cost of severance benefits payable to the CEO is approximately $916,000, which is based on 12 months of current base salary ($450,000), annual target cash incentive ($450,000), and health benefits ($16,000).

Pursuant to our employment offer letter with our new CFO, if, following a change of control, he is terminated without “cause” or deemed terminated as a result of a material reduction in base compensation or duties (each as further defined in his letter), in exchange for a release of claims, he will receive payments equal to 12 months of base salary and one times his annual target cash incentive and will be provided with 12 months of health benefits.  The potential aggregate cost of severance benefits payable to the CFO is approximately $618,000, which is based on 12 months of current base salary ($360,000), annual target cash incentive ($241,000), and health benefits ($17,000).

Equity Compensation Plan Information

This table summarizes our equity plan information as of August 29, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights at Fiscal Year-End (000’s)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights at Fiscal Year-End	Number of Securities Available for Future Issuance Under Equity Compensation Plan at Fiscal Year-End (000’s)
Equity compensation plan approved by shareholders (1)	8,458	$5.72	1,194
Equity compensation plan not approved by shareholders	—	—	—
Total	8,458	$5.72	1,194
___________________________
(1)
Represents our Amended and Restated Stock Incentive Plan.  The number of ordinary shares available under our Amended and Restated Stock Incentive Plan automatically increases on the first day of each fiscal year (beginning in fiscal 2007 through fiscal 2017) by an amount equal to the lesser of (i) 2,500,000 ordinary shares, (ii) 3% of the number of ordinary shares outstanding on the date of the increase, or (iii) an amount determined by the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Our Principal Investors

We have entered into certain agreements with TPG, Francisco Partners and Shah Capital Partners, which collectively hold approximately 36.4% of our issued and outstanding ordinary shares as of November 30, 2008.

Shareholders’ Agreement

We, TPG, Francisco Partners and Shah Capital Partners and certain other shareholders are parties to a shareholders’ agreement.  The shareholders’ agreement covers matters of corporate governance, restrictions on transfer of our securities and information rights.

Corporate Governance.  The shareholders’ agreement provides that so long as they hold at least 10% of our outstanding shares, each of TPG and Francisco Partners may nominate two members of our Board of Directors; that as long as they hold at least 5% of our outstanding shares, each of TPG, Francisco Partners and Shah Capital Partners may nominate one member of our Board of Directors; that the principal investors have the right to nominate jointly with our President or Chief Executive Officer (who shall also serve as a member of the Board of Directors during his employment with us) three other directors to our board; and that the parties to the shareholders’ agreement will vote their ordinary shares to elect the persons so nominated to our Board of Directors.  Mr. Shah was nominated by Shah Capital Partners, Mr. Frantz was nominated by TPG, and Mr. Deb was nominated by Francisco Partners.  In addition, Messrs. McKenna, McKinney, Park, Patel and Weatherford, each of whom are independent in accordance with applicable NASDAQ and SEC rules, were nominated jointly by our principal investors and our chief executive officer.  These rights of our principal investors do not affect the rights of our other shareholders, under our articles of association, to nominate our directors.  In addition, each of TPG, Francisco Partners and Shah Capital Partners have the right, voting collectively, to nominate our chief executive officer and have agreed not to vote their ordinary shares for any amendment to our memorandum and articles of association unless the other principal investors also approve of such amendment.

The shareholders’ agreement and our articles of association also provide that we may not take certain significant actions without the approval of TPG, Francisco Partners and Shah Capital Partners, acting collectively, as long as they own in the aggregate at least 25% of our outstanding ordinary shares.  These actions include:

•	mergers, acquisitions or certain sales of assets;

•	any liquidation, dissolution or bankruptcy;

•	issuances of securities;

•	determination of compensation and benefits for our chief executive officer, president and chief financial officer;

•	appointment or dismissal of any of the chairman of our board of directors, chief executive officer, president, chief financial officer or any other executive officer in any similar capacity;

•	amendments to the shareholders’ agreement or exercise or waiver of rights under the shareholder’s agreement;

•	any increase or decrease in the number of directors that comprise our board of directors;

•
the declaration of dividends or other distributions or the recapitalization, reclassification, redemption, repurchase or other acquisition of any of our subsidiaries’ securities; any incurrence or refinancing of indebtedness in excess of $10 million;

•	approval of our business plan, budget and strategy; and

•	modification of our long-term business strategy, the scope of our business or any of our material customer relationships.

In addition, the shareholders’ agreement provides that so long as TPG, Francisco Partners and Shah Capital Partners own in the aggregate at least 25% of our outstanding ordinary shares we may not enter into certain related party transactions without the consent of each of TPG, Francisco Partners and Shah Capital Partners.

All of the provisions of the shareholders’ agreement are expressly subject to any requirements as to governance imposed by rules of the SEC and of any exchange on which our securities are listed.

Information Rights.  So long as each of TPG, Francisco Partners and Shah Capital Partners hold at least 5% of our outstanding ordinary shares, each has the right to receive from us financial information, monthly management reports, reports from our independent public accountants and such additional information regarding our financial position or business as it reasonably requests.

Registration Rights

Demand Registration.  The shareholders’ agreement provides that at the request of TPG, Francisco Partners and Shah Capital Partners, acting collectively or individually, we can be required to effect, at our expense, additional registration statements, or demand registrations, registering the securities held by such shareholders.  We are required to pay the registration expenses in connection with each demand registration.  We may decline to honor any of these demand registrations if the aggregate gross proceeds expected to be received does not equal or exceed $5 million or if we have effected a demand registration within the preceding six-month period.  If a demand registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion in the demand registration shall be such that first priority shall be given to TPG, Francisco Partners and Shah Capital Partners and their respective permitted transferees.

Incidental Registration.  In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration on Form S-8 or S-4 or successor forms to these forms, whether or not such registration is for our own account, the parties to the shareholders’ agreement, including TPG, Francisco Partners and Shah Capital Partners will have the opportunity to participate in such registration.  Expenses relating to these “incidental registrations” are required to be paid by us.

If an incidental registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given to TPG, Francisco Partners and Shah Capital Partners and their respective permitted transferees.  We and the shareholders selling securities under a registration statement are required to enter into customary indemnification and contribution arrangements with respect to each registration statement.

Advisory Agreements with TPG, Francisco Partners and Shah Capital Partners

In April 2004, we entered into advisory agreements with entities affiliated with each of TPG, Francisco Partners and Shah Capital Partners, pursuant to which such advisors may provide financial, advisory and consulting services to us and our affiliates.  These services have in the past included and may in the future include: executive and management services; identification, support and analysis of acquisitions and dispositions by us or our subsidiaries; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; human resource functions, including searching for and hiring of executives; and other services for us or our affiliates upon which our Board of Directors and each of these advisors may agree.

Specific services provided by each of these advisors to date have included, among others, the design of our equity capital structure and assistance with analysis of our structure for tax purposes, analyzing various financing alternatives, assistance in the identification and appointment of our directors, creation of our employee stock incentive plan and negotiation of certain employment agreements.  On July 1, 2005, we executed an amendment to its advisory agreement with the entity affiliated with Shah Capital Partners, increasing the annual management fees to $1 million, and the aggregate annual management fee to all advisors to $3 million.

On February 8, 2006, we used $9 million of the proceeds from our initial public offering and made a one-time payment, which was expensed during the second quarter of fiscal 2006, to terminate the annual fees payable under our advisory service agreements with the entities affiliated with each of the three advisors.  In addition to the termination fee, we incurred approximately $1.3 and $2.6 million in management fees pursuant to the advisory service agreements for the fiscal years ended August 25, 2006 and August 26, 2005, respectively.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee (the “Committee”), currently composed of three independent directors, serves in an oversight capacity and is not intended to be part of SMART’s operational or managerial decision-making process.  SMART’s management is responsible for preparing the consolidated financial statements, and its independent registered public accounting firm, KPMG LLP, is responsible for auditing those statements.  The Committee’s principal purpose is to monitor these processes.  The key responsibilities of the Committee are set forth in our charter, which is available on our website www.smartm.com, under Investor Relations.

The Committee regularly met and held discussions with management and KPMG LLP in fiscal 2008.  Management represented to us that SMART’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and audited consolidated financial statements with management and KPMG LLP.  We also discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.

The Committee has discussed with KPMG LLP its independence from SMART and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Committee also considered whether KPMG LLP’s provision of audit and non-audit services to SMART by KPMG LLP is compatible with maintaining the independence of KPMG LLP from the Company.

The Committee discussed with KPMG LLP the overall scope and plans for its audit.  The Committee meets with KPMG LLP, with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.  To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm.  The Company obtains these services from other service providers as needed.

Based on the reviews and discussions referred to above, we recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in SMART’s Annual Report on Form 10-K for the year ended August 29, 2008, for filing with the SEC.

We have appointed KPMG LLP as SMART’s independent auditors for fiscal 2009.

Members of the Audit Committee

Clifton Thomas Weatherford, Chairman
Harry W. (Webb) McKinney
D. Scott Mercer

The foregoing report has been furnished by the Audit Committee of the Board of Directors of SMART Modular Technologies (WWH), Inc.

OTHER MATTERS

We know of no other matters to be submitted to the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Ann T. Nguyen

Ann T. Nguyen
General Counsel and Corporate Secretary

December 19, 2008

Admission Ticket

2009 Annual General Meeting of Shareholders
SMART Modular Technologies (WWH), Inc.

January 28, 2009
 10:00 a.m. (PST)
Courtyard by Marriott
34905 Newark Blvd.
Newark, California 94560

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:	01 - Iain MacKenzie	02 - Ajay Shah	03 - Eugene Frantz
	04 - Harry W. (Webb) McKinney	05 - Dipanjan Deb	06 - Dennis McKenna
	07 - Dr. C.S. Park	08 - Mukesh Patel	09 - Clifton Thomas Weatherford

[  ] Mark here to vote FOR all nominees

[  ]  Mark here to WITHHOLD vote from all nominees

[  ]  For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.
01 [ ]	02 [ ]	03 [ ]	04 [ ]	05 [ ]	06 [ ]	07 [ ]	08 [ ]	09 [ ]

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 28, 2009.	For Against Abstain [ ] [ ] [ ]	3. PROPOSAL TO APPROVE THE OPTION EXCHANGE PROGRAM FOR EMPLOYEES, EXCEPT FOR OFFICERS AND DIRECTORS.	For Against Abstain [ ] [ ] [ ]
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.
B Non-Voting Items
Change of Address — Please print your new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	[ ]

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name or names appear on stock certificate (as indicated hereon).  If the shares are issued in the names of two or more persons, all such persons should sign the proxy.  A proxy executed by a corporation should be signed in its name by its authorized officers.  Executors, administrators, trustees and partners should indicate their positions when signing.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

2009 Annual General Meeting Admission Ticket
2009 Annual General Meeting of Shareholders
SMART Modular Technologies (WWH), Inc.
January 28, 2009
 10:00 a.m. (PST)
Courtyard by Marriott
34905 Newark Blvd.
Newark, California 94560
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

SMART MODULAR TECHNOLOGIES (WWH), INC.
ATTN:  INVESTOR RELATIONS
4211 STARBOARD DRIVE
FREMONT, CALIFORNIA 94538

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SMART Modular Technologies (WWH), Inc., Computershare, PO Box 43126, Providence RI 02940.

SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO
POSTAGE IF MAILED WITHIN THE UNITED STATES.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – SMART MODULAR TECHNOLOGIES (WWH), INC.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
JANUARY 28, 2009

The undersigned hereby appoints IAIN MACKENZIE, BARRY ZWARENSTEIN, and ANN T. NGUYEN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc., to be held on  January 28, 2009, at 10:00 a.m. (PST) in the Courtyard by Marriott, 34905 Newark Blvd., Newark, California 94560, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NINE NOMINEES FOR ELECTION, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AND FOR THE APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR EMPLOYEES, EXCEPT FOR OFFICERS AND DIRECTORS.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.